EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 10, 2009 (October 16, 2009, as to the effects of the retrospective application of new accounting guidance on the accounting for convertible debt instruments, noncontrolling interest, and earnings per share as disclosed in Note 2), relating to the consolidated financial statements and financial statement schedules of Vornado Realty L.P. appearing in the Company's Current Report on Form 8-K dated October 16, 2009, and our report dated March 10, 2009, with respect to the effectiveness of the Company's internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2008, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey
October 30, 2009